Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of June 3, 2015, between Bio-Reference Laboratories, Inc., a New Jersey corporation with its principal place of business at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (the “Company”) and Nicholas Papazicos, (the “Employee”), effective immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger (the “Merger Agreement”) by and among OPKO Health, Inc. (“Parent”), Bamboo Acquisition, Inc. and the Company, dated as of June 3, 2015 (the “Merger”)). Upon closing of the Merger, this Agreement will supersede and replace the Employment Agreement dated as of March 4, 2008.

W I T N E S S E T H:

WHEREAS, the Company is primarily engaged in the operation of a clinical laboratory in northern New Jersey, and

WHEREAS, the Company desires to avail itself of the Employee’s knowledge and experience and to employ the Employee in the position set forth in Section 1 on the terms and conditions hereinafter set forth, and

WHEREAS, the Employee desires to be so employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                  Term of Employment. The Company agrees to continue to employ the Employee as Senior Vice President and Chief Financial Officer, or in such other position of comparable status and responsibility as the Chief Executive Officer of the Company may from time to time direct and/or desire, and the Employee agrees to accept such continuing employment with the Company, for a term commencing as of the Effective Time (the “Commencement Date”) and continuing until October 31, 2018 or such later date to which this Agreement is extended pursuant to Section 2 hereof (the “Expiration Date”), or unless sooner terminated as provided in this Agreement (the “Employment Period”). As used in this Agreement, the term “Employment Period” shall also include any periods for which this Agreement is extended pursuant to Section 2 hereof.

2.                  Extension. This Agreement may be extended beyond the Initial Expiration Date for additional one year periods at the Company’s option. This Agreement shall be automatically extended on October 31 of each year during the Employment Period for an additional one year term beyond its then Expiration Date unless the Company gives written notice to the Employee not less than ten (10) days prior to such October 31 that it elects not to extend this Agreement. (such timely notice, the “Non-Extension Notice”). By way of example:

If the Company Fails to Give Non-Extension Notice Prior to	Agreement Expiration Date Automatically Extended to
October 21, 2016	October 31, 2019
October 21, 2017	October 31, 2020
October 21, 2018	October 31, 2021
October 21, 2019	October 31, 2022

Once the Company gives a Non-Extension Notice, this Agreement shall terminate at the close of business on October 31 of the second year succeeding the year in which the Non-Extension Notice was given. By way of example, if the Non-Extension Notice is given prior to October 21, 2016, then this Agreement shall terminate October 31, 2018.

3.                  Duties.

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a.       During the Employment Period, the Employee shall perform such duties and exercise such powers relating to the Company as are commensurate with those of the position described and shall have such other duties and powers as the Company’s Chief Executive Officer shall from time to time assign to the Employee, including by way of example, but not limitation, duties with respect to the Company, and if acceptable to the Employee, Parent or any Parent Subsidiary (defined below).

b.      During the Employment Period, the Employee shall devote all of his working time during normal business hours and his best efforts and ability to the business of the Company, shall faithfully and diligently perform the duties of the Employee’s employment with the Company and shall do all reasonably in his power to promote, develop and extend the business of the Company.

c.       During the Employment Period, the Employee shall not, except as a representative of the Company or with the written consent of the Company, be directly or indirectly engaged, concerned or interested in the conduct of any other business competing or likely to compete with the Company, Parent or any Subsidiary of Parent (“Parent Subsidiary”); provided, that notwithstanding anything contained in this Agreement to the contrary, the Employee shall not be precluded from devoting a reasonable amount of his time to:

i.	Serving with the prior written approval of the Company as a director or member of a committee of any organization involving no conflict of interest with the business of the Company, Parent or Subsidiary; and

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ii.	Managing his personal investments; provided, that such activities shall not materially interfere with the Employee’s performance of his duties hereunder.

d.      The Employee shall be employed at the offices of the Company located in Elmwood Park, New Jersey; provided that the Employee acknowledges and agrees that the proper performance of these duties may make it necessary to spend reasonable periods of time in other locations. “Subsidiaries” means all those corporations, associations or other business entities of which Parent either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a manager or a managing member; (iv) otherwise has the ability to elect fifty percent (50%) or more of the directors, trustees, managers, or managing members thereof; or (v) under GAAP consolidates in its financial statements or accounts for under the equity method.

4.                  Compensation.

a.       During the Employment Period, the Company shall pay the Employee as compensation for the Employee’s services under this Agreement, a minimum base salary at an annual rate of $450,000 (as increased from time to time, the “Base Salary”). The Base Salary shall be payable in equal installments in accordance

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with regular payroll procedures established by the Company. At the appropriate time thereafter at least once during each fiscal year, the Company will consider increasing the Employee’s Base Salary under this Agreement, based upon the performance of the Company and of the Employee during the fiscal year with such increase, if granted, taking effect as of the date determined by the Company.

b.      The Company shall lease and insure, either under the Company’s policy or by reimbursement to the Employee, an automobile for the benefit of the Employee. The Company shall be responsible for maintenance, gasoline, repair and all other such costs but only to the extent such expenses relate to business use of the automobile. At the end of the lease term, or in the event of the termination of this Agreement for any reason, including non-renewal, the Employee shall have the following options:

i.	Surrender the automobile to the Company;

ii.	Assume the Company’s lease payment obligation; or

iii.	Exercise the purchase option of the lease, if any.

c.       The Company shall promptly pay or reimburse the Employee for all expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement. Such expenses shall be limited to reasonable out-of-pocket expenses necessarily and actually incurred by the Employee in the performance of the Employee’s duties; provided that (i) the expenses have been detailed on a form acceptable to the Company and submitted to the Company for review and approval and (ii) appropriate supporting documentation is submitted together with the approved expense form.

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d.      The Employee shall be entitled to participate in any fringe benefit and bonus plans available to the Company’s employees as in effect from time to time, to the extent the Employee may be eligible to do so under the applicable provisions of the plans including but not limited to pension, profit sharing, stock option and similar plans and life and medical insurance plans or coverage maintained by the Company for senior personnel and/or all personnel.

e.       In the event the Merger is consummated by the Company and Parent, the Company shall pay the Employee the sum of Two Hundred Thousand Dollars ($200,000.00) as a one-time payment for extraordinary performance rendered in connection with the Merger and in consideration of services as reasonable compensation to be rendered by the Employee to the Company including following the Merger. This sum shall (i) be payable upon the successful completion of the Merger, subject to the Employee’s continued employment with the Company through the closing date of the Merger; provided that, the sum will remain payable to Employee in full in the event of the Employee’s termination of employment without Cause or due to death, Partial Disability or Total Disability or upon a resignation by the Employee for Good Reason, in each case, prior to completion of the Merger and (ii) be paid following the closing date of the Merger in accordance with regular payroll procedures established by the Company but in no event later than fifteen (15) days after the closing date of the Merger.

f.       In consideration of services to be rendered by the Employee to the Company following the Merger, Parent shall, effective as of the Commencement Date, grant to the Employee options to purchase the number of shares of Parent

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common stock as set forth on Schedule 4.14(e) of the Merger Agreement, with an exercise price equal to the Fair Market Value (as such term is defined in the Parent 2007 Equity Incentive Plan) on the Commencement Date, which shall vest in equal annual installments over three years and be subject to accelerated vesting upon the effective date of the Employee’s termination of employment without Cause (as defined below) or a resignation for Good Reason (as defined below) in addition to other events under the Parent 2007 Equity Incentive Plan, as it may be amended from time to time.

g.      The Employee shall be entitled to such vacation, personal time and holidays for which the Employee is eligible for under the Company’s Employment and Personnel Policy as the same presently exists or may hereafter be amended.

h.      Notwithstanding the provisions of subparagraph (a) of this section 4, the Employee shall also be entitled to a percentage increase in the Employee’s Base Salary as in effect on June 30 of each year that this Agreement is in effect, equal to the percentage increase in the Consumer Price Index- All Items for the New York metropolitan area (or any successor index) for such month of June as compared to such Consumer Price Index for the month of June in the immediately preceding year. Any such increase shall be effective on the next following February 1. No adjustments shall be made for a decrease in such Index.

5.                  Disability. If during the Employment Period, the Employee shall incur a Total Disability (as defined below) then, subject to the earlier termination of this

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Agreement or the earlier termination of the Total Disability, the Company shall compensate the Employee as provided in subparagraphs a., b., c., and d. of this Section 5.

a.       For the month in which the Employee incurs the Total Disability, and for the following twelve (12) months of the Total Disability, the Company shall compensate the Employee at a rate equal to the Employee’s then current Base Salary on the same schedule as active employees.

b.      For a period of three (3) months commencing upon the termination of the period described in subparagraph a., the Company shall not pay the Employee any portion of his compensation and the Employee shall be on an unpaid leave of absence but shall continue to receive employee benefits including medical benefits.

c.       If the Employee’s Total Disability shall terminate at any time prior to the expiration of the period described in subparagraph b. of this Section 5, then the Employee shall return to full and active employment with the Company under the terms of this Agreement; provided that if the Employee shall again become disabled within a period of three (3) months after such return, and such Total Disability is related to the Employee’s original disability, then the Employee shall be deemed to have been continuously disabled from the date the Employee incurred the original Total Disability.

d.      Upon expiration of the three (3) month period described in subparagraph b. of this Section 5, the employment of Employee shall terminate, unless an additional leave of absence is granted by the Company, in which event the employment of the Employee shall terminate upon the expiration of the additional

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leave of absence with no further compensation or benefits.

e.       Subject to applicable law, in the event the Employee shall incur a Partial Disability (as defined below) then during the period of the Partial Disability, the Employee’s Base Compensation shall be equitably adjusted according to the time that the Employee is able to devote to the affairs of the Company.

f.       In addition to the foregoing, the Employee shall be entitled to receive the amounts, if any, as may be payable to the Employee by reason of the Employee’s disability under policies of insurance maintained by the Company.

g.      As used in this Agreement, the term “Total Disability” shall mean a disability such that:

i.	The Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

ii.	The Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

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h.      As used in this Agreement, the term “Partial Disability” shall mean a disability, such that for physical or mental reasons, the Employee is unable to perform all of the Employee’s usual duties to the Company on a full-time basis.

6.                  Termination by Death. If the Employee dies during the Employment Period, the Company’s obligations under this Agreement shall terminate six (6) months after the date of death and the Employee’s estate shall be entitled to all arrearages of Base Salary and accrued but unreimbursed business expenses. In addition, the Employee’s estate (or such other named beneficiary) shall be entitled to the amounts, if any, as may be payable to his estate or beneficiaries under policies of insurance maintained by the Company for the Employee’s estate’s or beneficiaries’ benefit.

7.                  Termination for Cause.

a.       This Agreement and the Employee’s employment with the Company may be terminated for Cause at any time in accordance with this Section 7 and the applicable notice provisions of Section 9. In the event this Agreement is terminated for Cause, the Employee shall be paid the Employee’s Base Salary as in effect at the time of the Notice of Termination and accrued but unreimbursed business expenses, in each case through the Date of Termination (as defined in Section 9) (collectively, the “Accrued Amounts”) but shall not be entitled to further compensation other than vested compensation or benefits under the Company’s employee benefit plans or as required by law.

b.	“Cause” shall mean:

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i.	An act or acts of dishonesty constituting criminal acts by the Employee resulting or intending to result directly or indirectly in gain to or personal enrichment of the Employee at the Company’s expense;

ii.	The Employee’s commission of any crime involving fraud, embezzlement or theft by the Employee;

iii.	The Employee’s material breach of this Agreement.

8.                  Termination for Good Reason or without Cause.

a.       In the event the Employee terminates employment for Good Reason, or the Company terminates the Employee’s employment without Cause, the Employee shall receive the following benefits. The benefits provided under paragraphs 8(a)(ii) and 8(a)(iii) shall be subject to the execution of a release satisfactory to the Company that becomes irrevocable within 30 days following the Date of Termination:

                                   i.                  The Company shall pay to the Employee the Accrued Amounts within 15 days following the Date of Termination.

                                 ii.                  The Company shall pay to the Employee as cash severance a lump sum payment in an amount equal to three times the sum of the Employee’s Base Salary (the “Severance Payment”); provided, however, that in the case of a termination by the Employee for Good Reason or by the Company without Cause, in either case within the twelve (12) month period commencing on the effective date of the Merger, the Severance Payment shall not be less than $1,147,493; provided, further, that if the Employee terminates his employment for Good Reason prior to

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October 31, 2017 but after the twelve (12) month period commencing on the effective date of the Merger, to the extent required to avoid an imposition of penalty tax under Section 409A of the Code, the Employee will continue to be paid his Base Salary in accordance with regular payroll procedures established by the Company through October 31, 2017 up to an amount equal to the Severance Payment less any portion of the Severance Payment that qualifies under the “separation pay plan” exemption pursuant to Treas. Reg. 1.409A-1(b)(9)(iii), and any amounts of Base Salary that is paid to the Employee in accordance with the foregoing shall be deducted from the Employee’s lump sum payment amount.

                               iii.                  Subject to applicable legal considerations, the Company shall either (A) to the extent not in violation of the anti-discrimination rules under the Code and other applicable law, provide the Employee with health care benefits for three years following the termination of employment (and to the extent required to avoid an imposition of penalty tax under Section 409A of the Code and if compliant with the anti-discrimination rules under the Code and other applicable law, such health care benefits shall be provided under an individual insured healthcare policy purchased by the company or (B) pay to the Employee a lump sum amount equal to, on an after-tax basis, the Company’s good faith determination of the costs of the premiums that would have otherwise been paid to provide to the Employee health care benefits during the three year period following the Employee’s termination of employment (determined based on the benefits provided or made available during the calendar year immediately prior to the year of termination) (the “Cash Benefit Payment”). To the extent required to avoid an imposition of penalty tax under Section 409A of the Code, 50% the Cash Benefit

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Payment shall be payable in eighteen (18) equal monthly installments, beginning on the nineteen-month anniversary of the termination of Employee’s employment and any amounts of the Cash Benefit Payment that is paid to the Employee in accordance with the foregoing shall be deducted from the Employee’s lump sum payment amount.

b.      For the avoidance of doubt, the giving of a Non-Extension Notice shall not constitute termination without Cause by the Company or constitute a basis for the Employee to terminate his employment for Good Reason.

c.       The Severance Payment and amounts paid under Section 8.a.iii. above shall be paid or commence upon the 30th day following the Date of Termination or, if subject to Section 409A of the Code and the Employee is a “specified employee”, six (6) months after the Date of Termination. The first such cash payment shall include payment of all amounts that otherwise would have been due under the terms of this Agreement had such payments commenced immediately upon the Date of Termination, and any payments made thereafter shall continue as provided herein.

d.      “Good Reason” shall mean, without the Employee’s prior written consent:

i.	A material diminution in the Employee’s Base Salary.

ii.	A material diminution in the Employee’s authority, duties or responsibilities.

iii.	A material diminution in the authority, duties, or responsibilities of the supervisor (if any) to whom the Employee is required to report (which, for purposes of clarity, is the Chief Executive Officer of the Company).

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iv.	A material change in the geographic location at which the Employee provides his services under this Agreement.

v.	The employment of Marc Grodman, M.D. with the Company is terminated by the Company without Cause or for Good Reason by Marc Grodman, M.D. (in either such case, as set forth in the employment agreement dated June 3, 2015 between Marc Grodman, M.D. and the Company).

vi.	Any other action or inaction that constitutes a material breach by the Company of this Agreement.

e.       If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Employee would receive from the Company or otherwise in connection with a Change in Control (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company will cause to be determined, before any amounts of the Transaction Payment are paid to Employee, which of the following two alternative forms of payment would result in the Employee’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”) or (2) payment of only a part of the Transaction Payment so that the Employee receives the largest

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payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

f.       For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax. If a Reduced Payment is made, (x) the Employee will have no rights to any additional payments and/or benefits constituting the Transaction Payment and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit to the Employee as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Payment will be reduced pro rata.

g.      The independent registered public accounting firm engaged by the Parent as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section 8. If the independent registered public accounting firm so engaged by the Parent is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to the Employee (and such acceptance will not be unreasonably withheld) to make the determinations required hereunder. The Company will bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will

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provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or the Employee. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it will furnish the Company and the Employee with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and the Employee.

h.      Notwithstanding the foregoing, to the extent that neither the Company nor Parent has any readily tradable public stock, and in the event that it will be determined that any right to receive any Transaction Payment would not be deductible, in whole or part when aggregated with any other right, payment or benefit to or for the Employee under all other agreements or benefit plans of the Company or Parent, by the Company or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of Code and the Employee waives any Transaction Payment subject to stockholder approval, the Company or Parent, as applicable, will use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to any Transaction Payment to obtain the approval of the Company’s or Parent’s, as applicable,

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stockholders in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation § 1.280G-1.

i.        The term “Change in Control” shall mean a “change in the ownership of a corporation” under Treas. Reg § 1.280G-1, Q&A 27.

9.                  Notice of Termination.

a.       Any election by the Company to terminate the Employee’s employment hereunder, whether for Cause or otherwise shall be communicated by a written notice of termination (the “Notice of Termination”) forwarded to the Employee. The Notice of Termination shall recite the material facts and circumstances claimed to provide the basis for such termination and shall specify the purported date of termination of the Employee’s employment hereunder (the “Date of Termination”). The Date of Termination shall be not less than seven (7) days from the date of receipt by the Employee of the Notice of Termination. In the event of a termination for Cause, if within said seven (7) day time period, the Company receives written notice from the Employee, given in good faith, that a dispute exists concerning such termination, and provided the Employee pursues resolution of the dispute with reasonable diligence, the Company will, subject to resolution of the dispute, continue to pay the Employee the Employee’s full Base Compensation as in effect as of the date of his receipt of the Notice of Termination and continue the Employee as a participant in all compensation, benefit and insurance plans in which the Employee was participating at such date, until the dispute is resolved. If the dispute resolution determines that the Employee’s employment was properly terminated for Cause, the Employee will

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not be entitled to retain any payments made with respect to periods after the Date of Termination and will promptly return such amounts to the Company.

b.      Any election by the Employee to terminate the Employee’s employment hereunder for “Good Reason” shall be communicated by a written notice of termination (the “Notice of Termination”) forwarded to the Company. The Notice of Termination shall recite the facts and circumstances claimed to, constitute “Good Reason” and shall specify the purported date of termination of the Employee’s employment hereunder (the “Date of Termination”). The Date of Termination shall be not less than 40 days after receipt by the Company of the Notice of Termination. The Notice of Termination must be received by the Company not more than 90 days after the initial existence of the condition on which the Notice of Termination is based and the Company shall have 30 days after receipt of the Notice of Termination to cure the condition, if curable. In the event of such cure, the Employee’s employment will continue in accordance with this Agreement.

10.              Confidential Information. The Employee acknowledges an obligation of confidentiality to the Company and shall not divulge, disclose or communicate any trade secret, private or confidential information or other proprietary knowledge of the Company, Parent or any Parent Subsidiary obtained or acquired by the Employee while so employed. This restriction shall apply after the termination of the Employee’s employment without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain without breach of this Section 10 or whose disclosure may be required by law or court order or pursuant to the written consent

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of the Company. Notwithstanding the foregoing, nothing in this Section 10 shall prohibit the Employee from participating in protected whistleblower activities under the Dodd-Frank Act.

11.              Restrictive Covenant.

a.       In the event Employee terminates employment for Good Reason or the Company terminates the Employee’s employment without Cause and Employee has received or is receiving severance and benefits continuation pursuant to Sections 8(a)(ii) and 8(a)(iii), for three (3) years following the Date of Termination (the “Restricted Period”), the Employee shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Employee's ownership of common stock of the Company, Parent or Parent Subsidiary or the acquisition by the Employee, solely as an investment, of securities of any issuer, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation; provided, however, that the Employee may be employed by or otherwise associated with a business or entity of which a

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subsidiary, division, segment, unit, etc. is in material direct competition with the Company but as to which such subsidiary, division, segment, unit, etc. the Employee has no direct or indirect responsibilities or involvement and provided that the Employee does not breach any of the covenants in this Agreement. For purposes of this Agreement, “Competitive Activity” means an activity that is in competition with the Company in any country in which the Company conducts business with respect to a business in which the Company engaged while the Employee was employed by the Company.

b.      At all times during the Restricted Period, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ, solicit for employment or attempt to employ any employee, consultant or independent contractor performing services for the Company, Parent or Parent Subsidiary, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company, Parent or Parent Subsidiary for a period in excess of six (6) months, and/or (ii) call on, solicit, or engage in business with, any of the customers or clients of the Company, Parent or Parent Subsidiary on behalf of any person or entity in connection with any Company Competitive Activity and/or (iii) encourage any persons or entities with whom the Company, Parent or Parent Subsidiary does business or has some business relationship to cease doing business or to terminate its business relationship with the Company, Parent or Parent Subsidiary or to engage in any Company Competitive Activity on its own or with any competitor of the Company, Parent or Parent Subsidiary; provided, that nothing contained in this Section 11(c) will prohibit public advertising or

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general solicitations so long as the advertising and solicitations are not specifically directed to employees, consultants, independent contractors, customers, clients and/or business relations of the Company, Parent or Parent Subsidiary.

c.       Employee acknowledges and confirms that the restrictive covenants contained in this Section 11 (including without limitation the length of the term of the provisions of this Section 11) are reasonably necessary to protect the legitimate business interests of the Company, Parent or Parent Subsidiary, and are not overbroad or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that the compensation payable to the Employee under this Agreement is in consideration for the duties and obligations of the Employee hereunder, including the restrictive covenants contained in this Section 11, and that such compensation is sufficient, fair and reasonable. The Employee further acknowledges and confirms that his full and faithful observance of each of the covenants contained in this Section 11 will not cause him any undue hardship, financial or otherwise. The Employee further acknowledges that the restrictions contained in this Section 11 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Employee expressly agrees that upon any breach or violation of the provisions of this Section 11, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause

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of action against the Company, Parent or Parent Subsidiary, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 11. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 11 of this Agreement will cause irreparable harm and damage to the Company, Parent or Parent Subsidiary,the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company, Parent or Parent Subsidiary shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 11 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company, Parent or Parent Subsidiary may possess.

12.              Return of Information. Upon termination of employment, the Employee agrees to not take with him and to deliver to the Company all records, notes, data, memoranda, models, equipment, blueprints, drawings, manuals, letters, reports and all other materials of a secret or confidential nature relating to the business of the Company which are in possession or control of the Employee.

13.              Assignment of Intellectual Property.

a.       The Employee grants to the Company and the Company accepts, the Employee’s entire right, title and interest in and to the “Work Product” (as defined below), and in and to all patents, copyrights, trade secrets and other proprietary rights in or based on the Work Product. The Employee grants to the

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Company, and the Company accepts, an unlimited, unrestricted, royalty-free, fully paid-up, worldwide and exclusive right and license, with the right to grant licenses and sublicenses to others without accounting to the Employee, under the “Background Rights” (as defined below) and all proprietary rights therein or based thereon. The Employee agrees that if the Work Product or any portion thereof is copyrightable, it shall be deemed to be a “work made for hire,” as such term is defined in the Copyright Laws of the United States. The Employee shall cooperate with the Company or its designees and execute documents of assignment, oaths, declaration and other documents, prepared by the Company, to effect the foregoing or to perfect or enforce any proprietary rights resulting from or related to the Employee’s performance of services under this Agreement. Such cooperation and execution shall be at no additional compensation to the Employee; provided, however, the Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred at the specific request of the Company.

i.	For purposes of this provision the following definitions shall apply: (x) “Work Product” shall mean all inventions, data, documentation, software and information, in whatever form, first produced or created by the Employee or for the Employee as a result of or related to the performance of work or the rendition of inventions, services under this Agreement or under any prior agreement with the Company including, but not limited to, work or services performed by the Employee as an independent contractor for the Company; and (y) “Background Rights”

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shall mean all inventions, data, documentation, software and information, in whatever form, not first produced or created by the Employee or for the Employee as a result of or related to the performance of work or the rendition inventions, of services under this Agreement or under any prior agreement with the Company but included in, necessary, useful or utilizable in or with the Work Product or any portion thereof.

14.              General Provisions.

a.       This Agreement contains the entire transaction between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

b.      The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c.       This Agreement may not be changed orally but only by an Agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

d.      This Agreement shall be binding upon and be enforceable against the Company and its successors and assigns. Insofar as the Employee is concerned, this Agreement is personal and cannot be assigned.

e.       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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f.       This Agreement shall be construed pursuant to and in accordance with the laws of the State of New Jersey. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

g.      If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

h.      Any dispute, grievance or controversy arising under or in conjunction with this Agreement shall be referred to the Board of Directors of the Company and shall be dealt with by personal discussion, and if not satisfactorily resolved, shall be submitted under the Rules of the American Arbitration Association of New York City.

i.        Any consent of the Company required under this Agreement shall not be unreasonably withheld or delayed.

15.              Section 409A Compliance.

a.       It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that

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the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company).

b.      If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

c.       Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

d.      For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

e.       Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s

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income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Employee following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

f.       Payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of the Employee following the taxable year of the Employee in which the Employee remits the related taxes.

g.      The Employee agrees that he is responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A) that may result from any payments or benefits that he receives pursuant to this Agreement. Anything to the contrary herein contained notwithstanding, the Employee further agrees that if the Company reasonably determines that the Employee’s receipt of payments or benefits pursuant to this Agreement would cause the Employee to incur liability for additional tax under Section 409A of the Code, the Company may in its discretion suspend such payments or benefits until the end of the six-month period following termination of the Employee’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to the Employee in an amount equal to any payments and benefits that the Company does not make

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during the 409A Suspension Period. Thereafter, the Company will pay the Employee any remaining payments and benefits due pursuant to this Agreement in accordance with the terms thereof (as if there had not been any suspension beforehand).

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY: Bio-Reference Laboratories, Inc.

/s/ Marc D. Grodman
By:	Marc D. Grodman, President
Duly Authorized

EMPLOYEE:

/s/ Nicholas Papazicos
Nicholas Papazicos